AMENDMENT
to
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of August 17, 2016, by and between Ultratech, Inc., a Delaware corporation (the “Company”), and Bruce R. Wright (the “Executive”).
WHEREAS, the Executive is currently employed by the Company as its Senior Vice President, Finance and Chief Financial Officer pursuant to that certain Amended and Restated Employment Agreement, effective as of January 1, 2009 and as clarified by a letter agreement dated April 19, 2010 (the “Agreement”); and
WHEREAS, the Agreement provides that the Executive will be entitled to retiree health coverage following a termination of the Executive’s employment as specified in the Agreement, and the Company and the Executive desire to amend the Agreement to eliminate certain references to such coverage being provided together with or supplemented by Medicare and confirm that the Company’s obligation to provide such coverage is subject to applicable laws and regulations.
NOW, THEREFORE, the parties agree as follows:

1.Effective immediately, Sections 4.4.1 and 4.4.2 of the Agreement are hereby amended and restated to read in their entirety as follows:
“4.4.1 Effective upon the earliest of (A) the occurrence of a Change of Control (as defined in Section 8.1.1) while Executive is serving as an executive officer of the Company, (B) the occurrence of a Corporate Transaction (as defined in Section 8.1.2) while Executive is serving as an executive officer of the Company, or (C) the first date on which Executive (i) is at least sixty-two (62) years old and (ii) has served as an executive officer of the Company for ten (10) consecutive years (and is then serving as such), and notwithstanding anything contained herein to the contrary, the Executive and his spouse on the date of his subsequent termination of employment (his “Spouse”) shall each be entitled to the retiree health care coverage described herein for the remainder of his or her life following the termination of the Executive’s employment for any reason; provided, however, that the Executive expressly acknowledges and agrees that the Company shall not be obligated to provide retiree health benefits to the Executive and his Spouse as contemplated by this Section 4.4 to the extent (if any) that providing such benefits would violate applicable law or regulation, would result in the imposition of excise taxes on the Company, or would otherwise result in unintended tax consequences with respect to the Company’s health and welfare programs generally. The retiree health care coverage to be provided by the Company to the Executive and his Spouse shall be comparable to the health care coverage provided by the Company to the Executive and his Spouse immediately prior to the termination of the Executive’s employment.
4.4.2 The Executive and his Spouse shall, following his termination of employment with the Company, elect to continue health care coverage in accordance with the provisions of Section 4980B of the Code and Section 10116.5 of the California Insurance Code (“COBRA”). For the period of such COBRA coverage, the retiree health care coverage for the Executive and his Spouse shall be provided under the Company’s group health plan. Following the expiration of the applicable period of COBRA coverage, such retiree health care coverage shall continue to be provided under one or more of the Company’s group health care plans; provided, however, that to the extent such group health care coverage is not available, the retiree health coverage for the Executive and his Spouse shall be provided through health insurance policy or policies acquired by the Executive and/or his Spouse that provides the required level of health care coverage hereunder. The cost of such retiree health care coverage for the Executive and his Spouse during each applicable period of coverage hereunder shall be shared between the Company and the Executive as follows:
(i) For each period the Executive and/or his Spouse are provided post-retirement health care coverage under the Company’s group health plan, the Company shall reimburse the Executive for the monthly cost he incurs to obtain such continued coverage for himself and his Spouse, to the extent that cost exceeds the amount that would be charged active employees of the Company or their spouses for such individual and/or spousal coverage for the same period under the plan (the “Coverage Costs”). In order to obtain reimbursement for the reimbursable portion of those Coverage Costs, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse the Executive for the reimbursable portion of that payment.
(ii) To the extent such post retirement health care coverage is provided through health insurance policies acquired by the Executive and/or his Spouse, the Company shall reimburse the Executive and/or his Spouse for the portion of each premium paid by them in excess of the dollar amount the Executive and/or his Spouse would have had to pay for health care coverage for the period covered by the premium had the Executive and/or his Spouse been an active participant under the Company’s group health plan at that time. The applicable insurance premiums shall be paid by the Executive and/or the Spouse on or before each due date, and supporting documentation evidencing such payment shall be provided to the Company within sixty (60) days following such payment. The Company shall reimburse the Executive and/or his Spouse for the reimbursable portion of each such insurance premium payment within thirty (30) business days following receipt of the supporting documentation for such payment.”
2.    Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.
3.    Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.
4.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

ULTRATECH, INC.

By: /s/ Arthur W. Zafiropoulo
Name:     Arthur W. Zafiropoulo
Title:     Chief Executive Officer

EXECUTIVE

/s/ Bruce R. Wright
Bruce R. Wright

OMM_US:75175025.3